SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	[X]

Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

ViroLogic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

SCHEDULE 14A INFORMATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL
APPROVAL OF ISSUANCE OF SECURITIES IN CONNECTION WITH FINANCING TRANSACTION
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
OTHER MATTERS
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 30, 2001

VIROLOGIC, INC.
270 East Grand Avenue
South San Francisco, CA 94080

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On August 30, 2001

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of ViroLogic, Inc., a Delaware corporation (the “Company”), will be held on August 30, 2001 at 10:00 a.m. at 345 Oyster Point Avenue, South San Francisco, CA 94080, to approve the issuance and sale of up to 1,625 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) and warrants to purchase an aggregate of 3,186,286 shares of the Company’s Common Stock (the “Warrants”), and other securities that may become issuable pursuant to the respective rights, preferences and privileges of the Series A Preferred and Warrants, in a private financing on the terms and subject to the conditions described in the Proxy Statement.

      The foregoing item of business is more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on July 26, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Kathy Hibbs Kathy Hibbs General Counsel and Secretary

South San Francisco, California
July 31, 2001

      All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

VIROLOGIC, INC.
270 East Grand Avenue
South San Francisco, CA 94080

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited by the Board of Directors of ViroLogic, Inc., a Delaware corporation (the “Company” or “ViroLogic”), for use at the Special Meeting of Stockholders to be held on August 30, 2001 at 10:00 a.m. (the “Special Meeting”), or at any adjournment or postponement of that meeting, for the purposes set forth herein and in the foregoing Notice of Special Meeting. The Special Meeting will be held at the Company’s offices, 345 Oyster Point Avenue, South San Francisco, California, 94080. The Company intends to mail this proxy statement and accompanying proxy card on or about July 31, 2001 to all stockholders entitled to vote at the Special Meeting.

Solicitation

      The entire cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, the proxy and any additional information furnished to the stockholders will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, nominees, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of Common Stock at the close of business on July 26, 2001 will be entitled to notice of and to vote at the Special Meeting. At the close of business on July 26, 2001, the Company had outstanding and entitled to vote 20,035,907 shares of Common Stock.

      Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

      Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 270 East Grand Avenue, South San Francisco, California, 94080, a written notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

1.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2002 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 25, 2001. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on March 25, 2002 nor earlier than the close of business on February 23, 2002.

PROPOSAL

APPROVAL OF ISSUANCE OF SECURITIES
IN CONNECTION WITH FINANCING TRANSACTION

Background

      The stockholders of the Company are being asked to approve and ratify the issuance and sale of 1,625 shares of Series A Convertible Preferred Stock (the “Series A Preferred”), warrants to purchase 3,186,286 shares of the Company’s Common Stock (the “Warrants”), and additional securities that may become issuable pursuant to the respective rights, preferences and privileges of the Series A Preferred and Warrants, in a $16.25 million private placement (the “Financing”), on the terms and conditions outlined below. In the first closing of the Financing, which occurred on July 2, 2001, the Company issued and sold 665 shares of Series A Preferred (the “First Closing Series A”) and issued warrants to purchase 1,303,928 shares of the Company’s Common Stock (the “First Closing Warrants”) for aggregate gross proceeds of $6.65 million. As further explained below, no stockholder approval was required prior to the first closing of the Financing. The second closing of the Financing (the “Second Closing”), however, is contingent upon, among other things, the approval by the stockholders of the entire Financing at the Special Meeting. If such approval is obtained, the Second Closing is expected to occur as soon after the Special Meeting as practicable (the “Second Closing Date”).

      The purchasers in the Financing consist of a limited number of accredited investors, and the sale of Series A Preferred and grant of Warrants in the Financing (and the issuance of Common Stock upon conversion or exercise, respectively, thereof; and the issuance of any additional securities that may become issuable pursuant to the rights, preferences and privileges of the Series A Preferred and Warrants) was and will be made in reliance on Regulation D promulgated under the Act, which offers an exemption from the registration requirements under the Act.

      UBS Warburg and CIBC World Markets are serving as advisors to the Company for this transaction. Neither the Company nor any of its directors or officers has any relationship with either UBS Warburg or CIBC World Markets other than the relationship whereby these entities have served as financial advisors to the Company on the Financing and other matters.

2.

Necessity for Stockholder Approval

      The issuance by the Company of the Series A Preferred and the Warrants (and the issuance of shares of the Company’s Common Stock (the “Common Stock”) upon conversion or exercise, respectively, thereof; and the issuance of any additional securities that may become issuable pursuant to the rights, preferences and privileges of the Series A Preferred and Warrants) is subject to stockholder approval pursuant to the Rules of the National Association of Securities Dealers, Inc. (“NASD”) applicable to companies whose securities are traded on the Nasdaq National Market. Rule 4350(i) of the NASD (the “20% Rule”) requires companies that are listed on the Nasdaq National Market to obtain stockholder approval prior to issuing common stock (or shares convertible into common stock) in a private financing at a price less than the market value of the common stock, where the amount of common stock to be issued (or issuable upon conversion) is or will be greater than twenty percent of the common stock or voting power of the Company outstanding prior to the issuance.

      Because the Series A Preferred and the Warrants, and the shares of Common Stock issuable upon conversion of the Series A Preferred and exercise of the Warrants (the “Conversion Shares”), are being issued in a private financing at a price which may be below the market price of the Common Stock, approval of the Company’s stockholders will be required in order to permit the number of Conversion Shares (and any additional securities that may become issuable pursuant to the respective rights, preferences and privileges of the Series A Preferred and Warrants) to constitute more than twenty percent of the shares outstanding immediately prior to the Financing. The Conversion Shares underlying the First Closing Series A and the First Closing Warrants constituted less than twenty percent of the shares outstanding immediately prior to the Financing. No stockholder vote was required to issue the First Closing Series A or the First Closing Warrants; however, the Conversion Shares underlying the Series A Preferred and Warrants to be issued in the Second Closing (the “Second Closing Series A” and “Second Closing Warrants”), when aggregated with the Conversion Shares underlying the First Closing Series A, will constitute more than twenty percent of the shares outstanding prior to the Financing. Thus, the Company is seeking stockholder approval of the Financing prior and as a condition to the Second Closing.

Terms of the Financing

      The principal terms of the Financing, including the rights, preferences and privileges of the Series A Preferred and a description of the Warrants, are summarized below. Copies of (i) the Securities Purchase Agreement by and among the Company and the purchasers of the Series A Preferred dated as of June 29, 2001 (the “Securities Purchase Agreement”), (ii) the Certificate of Designations, Privileges and Rights of the Series A Preferred (the “Certificate of Designation”), (iii) the form of the Warrants, and (iv) the First Registration Rights Agreement and Second Registration Rights Agreement, each between the Company and the purchasers of the Series A Preferred and dated as of June 29, 2001 (respectively, the “First Registration Rights Agreement” and “Second Registration Rights Agreement”) (collectively, (i) through (iv) above are referred to as the “Financing Documents”) have been filed by the Company as exhibits to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 6, 2001, and you are encouraged to review the full text of the Financing Documents. The following summary is qualified in its entirety by reference to the more detailed terms set forth in the Financing Documents.

      Registration Rights Agreements

      Restricted Securities. The issuance of the Series A Preferred, the Warrants and the Conversion Shares (and any additional securities that may become issuable pursuant to the respective rights, preferences and privileges of the Series A Preferred and Warrants) will not be registered under the Act or

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any other applicable securities laws and will therefore be deemed to be “restricted securities” under the Act. As a result, the Series A Preferred, the Warrants and the Conversion Shares may only be sold, assigned, transferred or otherwise disposed of if subsequently registered or an exemption from registration is available.

      Registration. The Company has agreed to prepare and file with the Securities and Exchange Commission, (i) within 30 days of the First Closing Date, a registration statement (the “First Registration Statement”) registering the resale of the Conversion Shares underlying the First Closing Series A and the First Closing Warrants (and additional securities that may become issuable pursuant to the rights, preferences and privileges of the First Closing Series A and First Closing Warrants), and (ii) within 30 days of the Second Closing Date, a registration statement (the “Second Registration Statement”) registering the resale of the Conversion Shares underlying the Second Closing Series A and the Second Closing Warrants (and additional securities that may become issuable pursuant to the rights, preferences and privileges of the Second Closing Series A and Second Closing Warrants). If (i) either the First Registration Statement or the Second Registration Statement is not filed within the applicable 30-day period, (ii) either the First Registration Statement or Second Registration Statement is not declared effective within 90 days of the expiration of the applicable 30-day period or (iii) certain other events described in the Registration Rights Agreements occur, then, for each full month that the applicable requirement has not been met, the Company must pay to the holders of the Series A Preferred a damage payment equal to two percent of the aggregate face value of the shares of Series A Preferred held by such holder. Such damage payment is payable in cash or, at the option of the holders of the Series A Preferred, in shares of Common Stock.

      Terms of Series A Preferred Stock

      Purchase Price. The purchase price of the Series A Preferred is $10,000 per share.

      Premium Payments. The Company is required to issue shares of Common Stock to each holder of a share of Series A Preferred on each six-month anniversary of the issuance of such share of Series A Preferred (each such issuance a “Premium Payment”). The number of shares of Common Stock to be issued in each Premium Payment with respect to each then outstanding share of Series A Preferred is initially equal to 3% (the “Premium Rate”) of the $10,000 face value of the Series A Preferred, or $300, divided by the average of the closing sales prices of the Common Stock for the 10 trading days ending on the day before the shares are issued. The Premium Rate will increase by one percentage point beginning with the fourth Premium Payment made on a share of Series A Preferred and will increase by an additional one percentage point on the date of each Premium Payment thereafter, up to a maximum Premium Rate of 7% per six-month period (14% per year).

      Conversion Price. Each share of Series A Preferred is convertible at any time, at the option of the holder, into shares of Common Stock. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred is equal to (A) $10,000 plus any accrued and unpaid Premium Payment (amounts accrued in each six-month period before Premium Payments are made), divided by (B) $2.55 (the “Conversion Price”). In the event that the Company fails to timely issue Common Stock to a holder of Series A Preferred upon conversion and such holder is required to purchase shares of Common Stock on the market to cover a sale by such holder of the Common Stock that such holder was entitled to receive upon conversion, then the Company must pay to such holder a cash amount equal to any excess, if any, of the purchase price of the Common Stock purchased by the holder in the market over the sales price of the Common Stock sold by the holder.

      Mandatory Conversion. The Series A Preferred Stock will be convertible at the option of the Company, at the Conversion Price then in effect, at any time following the earliest of (i) the date

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(provided it is more than 270 days from the date of effectiveness of the Second Registration Statement) on which the closing sales price of the Common Stock has been greater than $5.10 for 20 consecutive trading days; (ii) the completion by the Company of an underwritten public offering in which the gross proceeds to the Company are greater than or equal to $40 million and the price per share is at least $5.10, or (iii) the written consent of the holders of a majority of the Series A Preferred then outstanding.

      Limitations on Premium Payments and Conversions. The Company will not make Premium Payments or issue Common Stock upon conversion of the Series A Preferred if such Premium Payment or issuance would exceed the maximum permitted under the rules of the National Association of Securities Dealers, Inc. Prior to the approval by the stockholders of the Financing at the Special Meeting, the foregoing restriction will limit the number of shares of Common Stock issuable to 4,005,178 shares. Following the approval of the Financing at the Special Meeting, this limitation on the amount that may be issued will no longer apply.

      Holders of Series A Preferred do not have any right to convert into shares of Common Stock or to receive Premium Payments if such conversion or Premium Payment would result in such holder having beneficial ownership of more than 4.99% of the outstanding shares of Common Stock.

      Adjustments to Conversion Price. The Conversion Price will be subject to adjustment in certain events including (i) stock splits, stock dividends, subdivisions or combinations of the Common Stock, (ii) certain mergers, consolidations, sales of substantially all of the assets of the Company or other “Corporate Changes” (as defined in the Certificate of Designation), (iii) the issuance of purchase or other rights for or securities convertible into stock, warrants, securities or other property, and (iv) any payment, issuance or distribution by the Company to holders of Common Stock of assets. The Conversion Price of the First Closing Series A and Second Closing Series A will also be subject to adjustment in the event that, within two years from the First Closing or Second Closing, respectively, the Company issues Common Stock or securities convertible into Common Stock for consideration per share which is less than the then-applicable Conversion Price (a “Dilutive Issuance”). If a Dilutive Issuance occurs, the Conversion Price will be adjusted on a “full ratchet” basis, meaning that the Conversion Price will be reduced to the price per share of the shares issued in the Dilutive Issuance. A Dilutive Issuance will be deemed not to have occurred, however, in the event of (a) issuance of Common Stock upon the exercise of options or the issuance of stock options under any stock option plan, (b) the exercise of options, warrants or other convertible securities outstanding as of July 2, 2001, (c) the conversion of the Series A Preferred or the exercise of the Warrants, (d) the issuance of securities in connection with strategic business partnerships or (e) the issuance of any securities pursuant to any equipment financing.

      The Conversion Price will also be subject to adjustment in the event that (i) the Company shall fail to have sufficient shares of Common Stock reserved to satisfy conversions, (ii) the Company fails to honor requests for conversion, or notifies any holder of Series A Preferred of its intention not to honor requests for conversion or (iii) prior to the approval by the stockholders at the Special Meeting of the Financing, the Company is prohibited from issuing Common Stock to holders of the Series A Preferred as a result of the 20% Rule for more than 90 days.

      Note that in the event of a downward adjustment to the Conversion Price, more shares of Common Stock will therefore be issuable upon subsequent conversions of the Series A Preferred than would be issuable prior to such adjustment, and stockholder approval being sought hereby will constitute consent to such issuances (as it will for purposes of the issuances constituting Premium Payments) even if they cause the aggregate issuances to the purchases of Series A Preferred to exceed, or to exceed by an increasingly greater amount, the number of shares permitted by the 20% Rule.

5.

      Redemption by the Holders of the Series A Preferred. Upon the occurrence of each of the following events, each holder of Series A Preferred can require the Company to redeem each share of Series A Preferred held by such holder for cash equal to the greater of (i) 115% of the face amount of such share of Series A Preferred plus 115% of any accrued Premium Payment thereon and (ii) the aggregate fair market value of the shares of Common Stock into which such share of Series A Preferred is then convertible:

•	the Common Stock is not tradable on the NYSE, the AMEX, the Nasdaq National Market or the Nasdaq SmallCap market for an aggregate of twenty trading days in any nine month period

•	a registration statement covering the sale of the Conversion Shares underlying the First Closing Series A is not effective within 120 days of the issuance thereof

•	a registration statement covering the sale of the Conversion Shares underlying the Second Closing Series A is not effective within 120 days of the issuance thereof

•	the Company fails to remove a restrictive legend on any certificate representing any Common Stock issued to any holder of Series A Preferred when required to do so

•	the Company shall fail to have sufficient shares of Common Stock reserved to satisfy conversions

•	the Company fails to honor requests for conversion, or notifies any holder of Series A Preferred of its intention not to honor requests for conversion

•	the Company is prohibited from issuing Common Stock to holders of the Series A Preferred as a result of the 20% Rule for more than 90 days prior to the approval by the stockholders at the Special Meeting of the Financing

•	the institution of bankruptcy proceedings, the making of an assignment for the benefit of creditors or other similar event

•	the sale of all or substantially all of the Company’s assets, or a change in control of the Company

•	the failure of the Company to pay any indebtedness in excess of $350,000 when due, or any event of default is likely to have a material adverse effect on the Company

•	35% of more of the Company’s voting power is held by any one person, entity or group

•	the breach of any of the Financing Documents

In addition, if the stockholders do not approve the Financing prior to September 27, 2001, each holder of Series A Preferred can require the Company to redeem each share of Series A Preferred held by such holder for cash equal to the greater of (i) 105% of the face amount of such share of Series A Preferred plus 105% of any accrued Premium Payment thereon and (ii) the aggregate fair market value of the shares of Common Stock into which such share of Series A Preferred is then convertible.

      If the Company fails to redeem any shares of Series A Preferred for cash when required, the cash redemption amount can be converted, at the option of the holder of the Series A Preferred, into Common Stock.

      Redemption by the Company. At any time following two years after the initial issuance of a share of Series A Preferred, the Company shall have the right to redeem such share for cash equal to the face value of the share ($10,000) plus any accrued and unpaid Premium Payment.

6.

      Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of the Series A Preferred will be entitled to receive, prior and in preference to the holders of any junior shares of capital stock, a liquidation preference per share of Series A Preferred equal to $10,000 plus the accrued but unpaid Premium Payment thereon.

      Voting Rights. The holders of Series A Preferred shall not have any right to vote, except as provided in the Delaware General Corporation Law and except as provided below under the heading Restrictive Covenants. Delaware General Corporation Law generally provides for a separate class vote in the event of an amendment to the Certificate of Incorporation adversely affecting a specific class of shares.

      Restrictive Covenants. As long as any shares of Series A Preferred are outstanding, the Company may not, without the approval of holders representing a majority in interest of the Series A Preferred, take certain actions, including, without limitation: altering or changing the rights, preferences or privileges of the Series A Preferred; altering or changing the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred; creating any class or series of stock senior or on a parity with the Series A Preferred or issuing any share of such class of series of stock; increasing the authorized number of shares of Series A Preferred; redeeming declaring or paying any cash dividend or distribution on any securities junior to the Series A Preferred; or issuing any debt securities that would have any preferences over the Series A Preferred upon liquidation of the Corporation.

      Terms of the Warrants

      Exercise Period. The Warrants are exercisable at any time within the first four years of their issuance, and terminate if not exercised prior to such date.

      Exercise Price, Adjustment. The exercise price of the Warrants is $2.805 per share. The exercise price of and the number of shares subject to the Warrants will be subject to adjustment in certain events including (i) stock splits, stock dividends, subdivisions or combinations of the Common Stock, (ii) certain mergers, consolidations, sales of substantially all of the assets of the Company, and (iii) any payment, issuance or distribution by the Company to holders of Common Stock of assets. The exercise price of and the number of shares subject to the Warrants will also be subject to adjustment in the event that, within two years from the issuance thereof, the Company issues Common Stock or securities convertible into Common Stock for consideration per share which is less than the then-applicable exercise price. The exercise price will not be adjusted for (a) issuance of Common Stock upon the exercise of options or the issuance of stock options under any stock option plan, (b) the exercise of options, warrants or other convertible securities outstanding as of the issuance of the Warrant, (c) the issuance of Series A Preferred or Warrants; (d) the conversion of the Series A Preferred or the exercise of the Warrants, (e) the issuance of securities in connection with strategic business partnerships or (f) the issuance of any securities pursuant to any equipment financing.

      Note that in the event of a downward adjustment to the exercise price, more shares of Common Stock will therefore be issuable upon the subsequent exercise of the Warrants than would be issuable prior to such adjustment, and stockholder approval being sought hereby will constitute consent to such issuances even if they cause the aggregate issuances to the purchases of Series A Preferred to exceed, or to exceed by an increasingly greater amount, the number of shares permitted by the 20% Rule.

      Cashless Exercise. Each Warrant may be exercised at any time after the first anniversary of its issuance on a cashless basis, whereby the warrant holder, upon exercise, will receive that number of shares of Common Stock with a then current value equal to the difference between the then current fair

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market value of the aggregate number of shares of Common Stock being exercised and the aggregate exercise price for such shares pursuant to the Warrant.

      Redemption of Warrant. Subject to certain conditions, so long as the closing bid price of the Common Stock has been more than 200% of the exercise price on the date of issuance for at least twenty consecutive trading days, the Company may redeem each warrant for a redemption amount equal to $0.10 per share underlying the Warrant.

Company’s Capital Needs; Consequences of Non-Approval

      Obtaining additional funds is critical to the Company’s ability to continue operations. However, because of the restrictions of the 20% Rule, the Company is limited in the amount it may raise through the sale of its equity securities without stockholder approval The Financing could raise up to $16.25 million if the approval sought hereby is obtained; otherwise the Company will have raised only $6.65 million, and that entire amount (plus an additional amount) will be subject to forfeiture if the holders of Series A Preferred exercise their redemption rights that would be triggered if stockholder approval is not obtained. (See below; and see “Terms of Series A Preferred Stock — Redemption by the Holder of the Series A Preferred”, above).

      Based on current market conditions, management and the Board of Directors believe that a sale of the Company’s securities in the public markets at the current market price of the Common Stock would not likely be achievable. A public offering would also involve substantial delay and significant expense, and might be unsuccessful given current conditions in the market for public company issuances. Therefore, the Board of Directors believes that the Company’s best option for additional financing is to complete the Financing on the terms outlined in this Proposal. The Board has also determined, based on current market conditions, the extensive arms-length negotiations with the purchasers of the Series A Preferred and discussions with other potential investors, that the equity securities being sold in the Financing are being issued and sold for fair value.

      In the event that stockholder approval is not obtained for the Financing, the Board of Directors may, in consideration of its fiduciary duties, determine to proceed (with the consent of the purchasers of the Series A Preferred) with the Financing or another financing on similar terms if the Board of Directors deems such action to be in the Company’s best interests. In such case, the Company may no longer qualify for inclusion on the Nasdaq National Market. In addition, should stockholder approval not be obtained, the holders of the Series A Preferred will have the right to force the Company to redeem the shares of Series A Preferred held by them for an amount equal to the greater of (i) 105% of the face amount of such share of Series A Preferred plus 105% of any accrued Premium Payment thereon and (ii) the aggregate fair market value of the shares of Common Stock into which such Series A Preferred is then convertible:

Use of Proceeds

      The Company shall use the proceeds from the sale of the Series A Preferred and the Warrants for general corporate purposes and working capital. The Company has agreed that such proceeds shall not be used to repay indebtedness (other than indebtedness incurred in the ordinary course of business), make acquisitions, or make payments to stockholders or affiliates of the Company. Subject to the use of proceeds as outlined above, the Company has agreed to invest the proceeds (i) in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition; (ii) in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least

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$500,000,000; (iii) in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition; and (iv) in “Money Market” fund shares, or in money market accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that the investments consist principally of the types of investments described in clauses (i), (ii), or (iii) above.

      In connection with the Financing, the Company has agreed to pay UBS Warburg LLC and CIBC Word Markets an advisory fee equal to up to $1,137,500.

Board Recommendation

      Although the issuance of shares of Series A Preferred and the grant of Warrants (and issuance of additional securities that may become issuable pursuant to the rights, preferences and privileges of the Series A Preferred and Warrants) in connection with the Financing will have a dilutive effect on the Company’s current stockholders, the Board of Directors believes that stockholder approval of the Financing is in the best interest of the Company because the Company’s ability to raise additional funds absent stockholder approval is severely limited and alternative funds could be very costly to the Company. Accordingly, the Board of Directors strongly recommends the approval of the Financing.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Financing.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL

9.

SECURITY OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of July 26, 2001 by: (i) each director of the Company; (ii) five of the Company’s executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

      Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally includes all securities (including all options or warrants to the extend that they are currently exercisable or exercisable within 60 days of July 26, 2001) over which a person possesses sole or shared voting or investment power. Shares underlying options and warrants are listed in this table separately in the column labeled “Shares Subject to Options and Warrants.” These shares are included in the number of shares listed in the column labeled “Total Number.”

      The percentage ownership listed in the table is based on 20,035,907 shares of Common Stock outstanding as of July 26, 2001. Options and warrants that are exercisable within 60 days of July 26, 2001, are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s percentage ownership.

      This table is based in part upon information supplied by officers, directors and principal stockholders, and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated, the address of each person in this table is c/o ViroLogic, Inc., 270 East Grand Avenue, South San Francisco, California 94080. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on the information each of them has given to the Company, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Shares Beneficially Owned

		Shares
		Subject to	Percent
	Total	Options and	Beneficially
Name of Beneficial Owner	Number	Warrants	Owned

Anders Hove (1)	3,821,791	216,787	18.9%

Biotech Growth S.A.

Zesiger Capital Group (2)	3,247,422	—	16.2%

Martin H. Goldstein (3)	450,250	—	2.2%

William D. Young	362,762	200,833	1.8%

Nicholas S. Hellmann	90,384	10,761	*

Cristina H. Kepner (4)	52,963	17,113	*

Robin M. Toft	54,367	26,093	*

Frank Barker	26,618	24,895	*

William Jenkins	14,304	14,304	*

David H. Persing	12,916	12,916	*

Edmon Jennings	3,610	3,610	*

All directors and executive officers as a group (14 persons) (5)	4,592,143	567,320	22.3%

10.

*	Represents beneficial ownership of less than 1%.

(1)	Includes 3,605,004 shares held by Biotech Growth S.A., a wholly-owned subsidiary of BB Biotech A.G., and 199,705 shares that Biotech Growth S.A. may acquire on or before August 29, 2001, by exercising warrants that it holds. Dr. Hove shares voting and investment power over these shares and warrants. Dr. Hove disclaims beneficial ownership of these shares and warrants, except to the extent of his pecuniary interest herein. Dr. Hove’s and Biotech Growth S.A.’s business addresses are: c/o Bellevue Research, One Cambridge Center, 9th Floor, Cambridge, MA 02142.

(2)	These shares are held by entities for whom Zesiger Capital Group acts as an investment advisor. Of the total number of shares beneficially held, Zesiger Capital Group has sole investment power over all of the shares and shared voting power over 1,231,922 of the shares. Zesiger Capital Group disclaims beneficial ownership of all 3,130,922 shares. The business address for Zesiger Capital Group is 320 Park Avenue, New York, NY 10022.

(3)	Mr. Goldstein resigned from the Company as President and a director effective as of March 1, 2001. The number of shares shown as beneficially owned by Mr. Goldstein is based on information provided by Mr. Goldstein upon his departure on March 1, 2001, and includes 50,000 shares held in trust by Mr. Goldstein for his children. Mr. Goldstein disclaims beneficial ownership of these shares. Mr. Goldstein’s address is c/o ViroLogic, Inc., 270 East Grand Avenue, South San Francisco, California 94080.

(4)	Ms. Kepner’s business address is c/o Invemed Associates, 375 Park Avenue, Suite 2205, New York, NY 10152.

(5)	Includes:

•	shares listed in footnotes 1 through 4.

•	152,428 total shares beneficially owned by four executive officers not listed separately in the table above as of July 26, 2001 (including 40,008 shares which may be acquired by two of the executive officers on or before September 24, 2001, by exercising vested stock options they hold).

11.

OTHER MATTERS

      The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

By Order of the Board of Directors

/s/ Kathy Hibbs
Kathy Hibbs
General Counsel and Secretary

July 31, 2001

12.

VIROLOGIC, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 30, 2001

      The undersigned hereby appoints William D. Young, Karen J. Wilson and Kathy Hibbs, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of ViroLogic, Inc. (the “Company”) which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company’s offices located at 345 Oyster Point Boulevard, South San Francisco, California 94080, at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

      UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

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MANAGEMENT RECOMMENDS A VOTE FOR THE PROPOSAL.

PROPOSAL:	To approve and ratify the issuance and sale of up to 1,625 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) and warrants to purchase an aggregate of 3,186,286 shares of the Company’s Common Stock (the “Warrants”), and other securities that may become issuable pursuant to the respective rights, preferences and privileges of the Series A Preferred and Warrants, in a private financing on the terms and subject to the conditions described in the Proxy Statement.

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

(continued and to be signed on other side)

(continued from other side)

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.